Schedule A

Funds	Percentage of Sub-advisory Fee	Effective Date
FT Vest DJIA® Dogs 10 Target Income ETF (DOGG)	0.20%	April 24, 2023
FT Vest Technology Dividend Target Income ETF (TDVI)	0.20%	August 3, 2023
FT Vest SMID Rising Dividend Achievers Target Income ETF (SDVD)	0.20%	August 3, 2023
FT Vest Dow Jones Internet & Target Income ETF (FDND)	0.20%	March 14, 2024
FT Vest 20+ Year Treasury & Target Income ETF (LTTI)	0.20%	February 3, 2025
FT Vest High Yield & Target Income ETF (HYTI)	0.20%	February 3, 2025
FT Vest Investment Grade & Target Income ETF (LQTI)	0.20%	February 3, 2025
FT Vest Growth Strength & Target Income ETF (FGSI)	0.20%	June 23, 2025
FT Vest NVDA & Target Income ETF (XVNV)	0.20%	August 12, 2026
FT Vest AAPL & Target Income ETF (XVAP)	0.20%	August 12, 2026
FT Vest TSLA & Target Income ETF (XVTS)	0.20%	August 12, 2026